FOR IMMEDIATE RELEASE
                                              Contact: Ross A. Benavides
                                                       Chief Financial Officer
                                                      (713) 860-2528


               GENESIS ENERGY, L.P. REPORTS SECOND QUARTER RESULTS


         August 4, 2005 - Genesis Energy, L.P. (AMEX:GEL) announced today that its net income for the second quarter of 2005 was $743,000, or $0.08 per unit. Net income for the six months of 2005 was $3,513,000, or $0.37 per unit.

         Mark Gorman, President and CEO said "Results for the second quarter of 2005 benefited from the increased segment margin resulting from construction projects and acquisitions placed in service in late 2004 and during the first quarter of 2005. We generated Available Cash before Reserves, a non-GAAP measure, of $2.7 million or $0.28 per unit, which exceeded our distribution of $1.4 million or $0.15 per unit for the second quarter of 2005.

         "During the second quarter of 2005, we acquired a 50% interest in a syngas manufacturing facility, which produces syngas (a combination of carbon monoxide and hydrogen) and high pressure steam for a processing fee.
This acquisition added $313,000 to Available Cash before Reserves."

         Financial Results

         Genesis generated income for the second quarter of 2005 of $0.7 million, or $0.08 per unit, compared to second quarter 2004 earnings of $1.1 million, or $0.12 per unit. Genesis generated income from continuing operations of $0.7 million, or $0.08 per unit, for the 2005 period and income from continuing operations of $1.2 million, or $0.12, per unit for the 2004 quarter. Loss from discontinued operations for the 2005 period was $9,000. Loss from discontinued operations for the comparable period of 2004 was $0.1 million.

         For the six month period, Genesis generated net income for 2005 of $3.5 million, or $0.37 per unit, with $3.2 million of income, or $0.34 per unit, from continuing operations and net income of $0.3 million, or $0.03 per unit from discontinued operations. In the comparable period in 2004, income was $0.1 million, or $0.01 per unit, with $0.4 million, or $0.04 per unit from continuing operations and a loss of $0.3 million, or $0.03 per unit, from discontinued operations.

        The following table presents selected financial information by segment for the three month and six month reporting periods for continuing operations:


                                         Crude Oil
                                       Gathering and      Pipeline         CO2
                                         Marketing     Transportation     Sales        Total
                                       ------------    --------------   --------      --------
                                                               (in thousands)
Three Months Ended June 30, 2005
Revenues:
External customers                        $247,692       $   5,957      $  2,568      $256,217
Intersegment                                     -             927             -           927
                                          --------       ---------      --------      --------
Total revenues of reportable segments     $247,692       $   6,884      $  2,568      $257,144
                                          ========       =========      ========      ========
Segment margin excluding depreciation
   and amortization (a)                   $   450        $  2,808       $  1,757      $  5,015
Capital expenditures                      $   254        $    926       $      -      $  1,180
Maintenance capital expenditures          $    25        $    175       $      -      $    200

Three Months Ended June 30, 2004
Revenues:
External customers                        $225,872       $  3,206       $  2,149      $231,227
Intersegment                                     -            880              -           880
                                          --------       --------       --------      --------
Total revenues of reportable segments     $225,872       $  4,086       $  2,149      $232,107
                                          ========       ========       ========      ========
Segment margin excluding depreciation
  and amortization (a)                    $  1,944       $  1,657       $  1,461      $  5,062
Capital expenditures                      $     24       $  1,055       $      -      $  1,079
Maintenance capital expenditures          $     24       $    231       $      -      $    255

Six Months Ended June 30, 2005
Revenues:
External customers                        $494,700       $ 12,590       $  4,848      $512,138
Intersegment                                     -          1,606              -         1,606
                                          --------       --------       --------      --------
Total revenues of reportable segments     $494,700       $ 14,196       $  4,848      $513,744
                                          ========       ========       ========      ========
Segment margin excluding depreciation
   and amortization (a)                   $  1,338       $  5,251       $  3,282      $  9,871
Capital expenditures                      $    276       $  4,602       $      -      $  4,878
Maintenance capital expenditures          $     47       $    664       $      -      $    711

Six Months Ended June 30, 2004
Revenues:
External customers                        $418,868       $  6,469       $  3,980      $429,317
Intersegment                                     -          1,702              -         1,702
                                          --------       --------       --------      --------
Total revenues of reportable segments     $418,868       $  8,171       $  3,980      $431,019
                                          ========       ========       ========      ========
Segment margin excluding depreciation
   and amortization (a)                   $  2,950       $  3,510       $  2,701      $  9,161
Capital expenditures                      $     75       $  1,404       $      -      $  1,479
Maintenance capital expenditures          $     75       $    335       $      -      $    410


(a) Segment margin was calculated as revenues less cost of sales and operating expenses. A reconciliation of segment margin to income from continuing operations is presented for periods presented in the tables at the end of this release.

        Segment margin from continuing crude oil gathering and marketing activities was $0.5 million for the 2005 second quarter, a decrease of $1.5 million from the 2004 period. The primary factor decreasing segment margin between the two periods was increased field operating costs, including a $0.4 million accrual for our share of the expected costs for the environmental remediation of a site we no longer operate. Also contributing to the higher field costs were increases in fuel costs and personnel costs. The addition of five tractors and trailers to the fleet during the third quarter of 2004 increased vehicle lease costs. A reduction in volumes of crude oil purchased and fluctuations in margins on purchases of crude oil also contributed to the reduction in segment margin.

        For the six month periods, segment margin from crude oil gathering and marketing decreased $1.6 million in 2005 as compared to the prior period. The reduced segment margin in the first half of 2005 was due primarily to an increase in field costs of $1.8 million. The same factors that increased field costs in the three-month period were responsible for the increase for the six-month period. These increased costs were offset slightly by credit cost reductions and increased margins from purchasing and transporting the crude oil.

        Pipeline transportation segment margin from continuing operations was $2.8 million for the second quarter of 2005, as compared to $1.7 million for the 2004 period. Higher crude oil prices resulted in greater revenues from the sale of crude oil from volumetric gains. Additionally, the 2005 quarter included segment margin from the CO2 pipeline segment constructed in 2004 and from natural gas gathering pipelines acquired during the first quarter of 2005. Finally, changes to tariffs in Mississippi combined with increased volumes on that system increased segment margin more than offsetting volume and tariff reductions on the Texas System.

        Segment margin from our crude oil pipeline operations increased $1.7 million between the six month periods for the same reasons noted above for the second quarter of 2005.

        Segment margin from CO2 sales activities in the 2005 three and six month periods was $1.8 million and $3.3 million, respectively, as compared to $1.5 million and $2.7 million for the three and six month periods in 2004, respectively. The additional volumetric production payment acquired in the third quarter of 2004 provided most of this margin increase.

         General and administrative expenses increased by $0.4 million during the 2005 second quarter as compared to the 2004 period. During the 2004 quarter, Genesis recorded a $0.5 million credit to account for its employee stock appreciation rights program that was implemented in 2003. This credit resulted from a decrease in Genesis' unit price. In the second quarter of 2005, the unit price increased slightly, resulting in a small charge. Other general and administrative expenses decreased by $0.1 million.

        General and administrative expenses decreased by $1.9 million during the 2005 six-month period as compared to the 2004 period principally due to the accrual related to the stock appreciation rights plan. In the 2004 period our unit market price increased, requiring us to record a charge of $0.6 million. In 2005, the decrease in our unit price resulted in a credit to general and administrative expenses of $1.3 million.

         In the first half of 2005, we disposed of idle assets for $1.3 million, generating $0.7 million of gain. The assets sold included pipelines that had been idle in 2002 and 2003. $0.3 million of this gain is reflected as discontinued operations.

         On April 1, 2005, we acquired a 50% interest in T&P Syngas. Our equity in the earnings of T&P Syngas for the second quarter of 2005, net of the amortization of our purchase price over our share of the equity of T&P Syngas, was $0.3 million for the second quarter.

         Interest costs were $0.4 million more in the 2005 six month period due to higher debt balances from borrowings to make acquisitions. Additionally market interest rates were higher in 2005.

         Genesis paid a distribution of $0.15 per unit for the first quarter of 2005 in May 2005, and will pay a distribution of $0.15 per unit for the second quarter of 2005 in August 2005. Genesis generated Available Cash before reserves (a non-GAAP measure) of $2.7 million during the second quarter of 2005 and $5.9 million during the first six months of 2005. (Please see the accompanying schedules for a reconciliation of Available Cash, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

         Available Cash

         Several adjustments to net income are required to calculate Available Cash. The calculation of Available Cash before reserves for the quarter ended June 30, 2005 is as follows (in thousands):

Net income                                                        $         743
Depreciation and amortization expense                                     1,568
Cash in excess of gain on asset sales                                        23
Cash  from  direct  financing  leases in excess of income
     recorded                                                               124
Cash  distribution  for the  second  quarter of 2005 from
     T&P Syngas                                                             313
Non-cash credit for incentive compensation plan and
     other non-cash items                                                   126
Maintenance capital expenditures                                           (200)
                                                                  -------------
Available Cash before reserves                                    $       2,697
                                                                  =============

         Available Cash (a non-GAAP liquidity measure) has been reconciled to cash flow from operating activities (the GAAP measure) for the three and six months ended June 30, 2005 in the financial tables below.

         Outlook

         Genesis expects pipeline segment margin from continuing operations for 2005 to be approximately the same as in 2004. Increased costs for pipeline integrity testing and repairs are expected to offset increased revenues. Segment margin from the CO2 sales operation in 2005 is expected to be greater than the 2004 amount due to the acquisition of an additional volumetric production payment in September of 2004. Genesis expects gathering and marketing segment margins from continuing operations to be significantly less than the 2004 amounts due primarily to lower volumes and increased operating costs. We expect our investment in T&P Syngas to contribute to Available Cash before reserves during 2005. Genesis expects general and administrative expenses to be lower in 2005 than in 2004 primarily due to incurring the initial costs of complying with the Sarbanes Oxley Act during 2004. Genesis expects 2005 projected maintenance capital expenditures to be approximately twice as much as the amounts expended during 2004 due primarily to pipeline integrity management program expenditures on the Mississippi Pipeline System.

        Genesis' earnings are likely to be impacted in future periods from volatility in its unit price and the effect of that volatility on the accounting for the stock appreciation rights plan. This non-cash expense is not expected to have an adverse impact on the Partnership's ability to make or increase distributions to its Unitholders.

         Based on the foregoing, Genesis expects to be able to sustain its regular quarterly distribution of $0.15 per unit during 2005. Our ability to increase distributions during 2005 will depend in part on our success in developing and executing capital projects and making accretive acquisitions, the costs of repairs and improvements under of our integrity management program, and our ability to generate sustained improvements in the gathering and marketing segment.

         Earnings Conference Call

         Genesis Energy, L.P. will broadcast its Earnings Conference Call on Thursday, August 4, 2005, at 2:00 p.m. Central time. This call can be accessed at www.genesiscrudeoil.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.

         Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates a wholesale CO2 sales business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

                               (tables to follow)


                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)



                                                              Three Months Ended           Three Months Ended
                                                                 June 30, 2005                June 30, 2004
                                                                 -------------                -------------

Revenues                                                        $      257,144                $     232,107
Cost of sales                                                          252,129                      227,045
General & administrative expenses                                        2,468                        2,022
Depreciation and amortization expense                                    1,568                        1,627
Gains from disposals of surplus assets                                     (27)                         (75)
                                                                ---------------               -------------
    OPERATING INCOME                                                     1,006                        1,488
Equity in earnings of investment in T&P Syngas Supply
    Company                                                                252                            -
Interest, net                                                             (506)                        (328)
                                                                --------------                -------------
Income from continuing operations                                          752                        1,160
Loss from discontinued operations                                           (9)                         (61)
                                                                --------------                --------------
NET INCOME                                                      $          743                $       1,099
                                                                ==============                =============

NET INCOME PER COMMON UNIT - BASIC AND DILUTED
    Continuing operations                                       $         0.08                $        0.12
    Discontinued operations                                               0.00                         0.00
                                                                --------------                -------------
Net Income Per Common Unit - Basic and Diluted                  $         0.08                $        0.12
                                                                ==============                =============

Continuing Operations Volumes:
Crude oil wellhead barrels per day                                      40,323                       49,128
Total gathering and marketing barrels per day                           55,722                       65,164
Crude oil pipeline barrels per day                                      64,094                       67,156
CO2 sales Mcf per day                                                   51,049                       45,480



                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)



                                                               Six Months Ended             Six Months Ended
                                                                 June 30, 2005                June 30, 2004
                                                                 -------------                -------------

Revenues                                                        $      513,744                $     431,019
Cost of sales                                                          503,873                      421,858
General & administrative expenses                                        3,326                        5,186
Depreciation and amortization expense                                    3,094                        3,174
Gains from disposals of surplus assets                                    (398)                         (75)
                                                                ---------------               -------------
    OPERATING INCOME                                                     3,849                          876
Equity in earnings of investment in T&P Syngas Supply
    Company                                                                252                            -
Interest, net                                                             (861)                        (498)
                                                                --------------                -------------
Income from continuing operations                                        3,240                          378
Income (loss) from discontinued operations                                 273                         (284)
                                                                --------------                --------------
NET INCOME                                                      $        3,513                $          94
                                                                ==============                =============

NET INCOME (LOSS) PER COMMON UNIT - BASIC AND DILUTED
    Continuing operations                                       $         0.34                $        0.04
    Discontinued operations                                               0.03                        (0.03)
                                                                --------------                -------------
Net Income Per Common Unit - Basic and Diluted                  $         0.37                $        0.01
                                                                ==============                =============

Continuing Operations Volumes:
Crude oil wellhead barrels per day                                      41,142                       48,787
Total gathering and marketing barrels per day                           57,027                       62,877
Crude oil pipeline barrels per day                                      62,466                       67,869
CO2 sales Mcf per day                                                   49,437                       42,164



                              Genesis Energy, L.P.
                 Summary Consolidated Balance Sheets - Unaudited
                                 (in thousands)


                                                                 June 30, 2005              December 31, 2004
                                                                 -------------              -----------------

ASSETS
Cash                                                            $        1,628                $       2,078
Accounts receivable                                                     90,231                       69,321
Inventories                                                              4,329                        1,866
Other current assets                                                     4,059                        4,131
                                                                --------------                -------------
     Total Current Assets                                              100,247                       77,396
Net property                                                            34,589                       33,786
CO2 contracts                                                           25,023                       26,344
Investment in T&P Syngas Supply Company                                 13,757                            -
Other assets                                                             7,500                        5,628
                                                                --------------                -------------
     Total Assets                                               $      181,116                $     143,154
                                                                ==============                =============


LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                                                $       92,056                $      75,415
Accrued liabilities                                                      8,050                        6,523
                                                                --------------                -------------
     Total Current Liabilities                                         100,106                       81,938
Long-term debt and other liabilities                                    34,592                       15,460
Minority interest                                                          517                          517
Partners' capital                                                       45,901                       45,239
                                                                --------------                -------------
   Total Liabilities and Partners' Capital                      $      181,116                $     143,154
                                                                ==============                =============



                              Genesis Energy, L.P.
            Summary Consolidated Statements of Cash Flows - Unaudited
                                 (in thousands)



                                                               Six Months Ended             Six Months Ended
                                                                 June 30, 2005                June 30, 2004
                                                                 -------------                -------------

Net income                                                      $        3,513                $          94
Adjustments to reconcile net income to cash provided by
   operating activities:
   Depreciation and amortization                                         3,094                        3,174
   Amortization of credit facility issuance costs                          187                          194
   Equity in earnings of investment in T&P Syngas Supply
   Company                                                                (252)                           -
   Amortization of unearned income                                        (349)                           -
   Cash received from direct financing leases                              593                            -
   Change in fair value of derivatives                                    (432)                         (18)
   Gains on asset disposals                                               (671)                         (75)
   Other non-cash items                                                   (510)                         592
   Changes to components of working capital                             (6,028)                       1,503
                                                                --------------                -------------
Net cash (used in) provided by operating activities                       (855)                       5,464
                                                                --------------                -------------

Additions to property and equipment and other assets                   (17,899)                      (1,490)
Proceeds from sales of assets                                            1,360                           79
Other, net                                                                 (53)                           -
                                                                --------------                -------------
Net cash used in investing activities                                  (16,592)                      (1,411)
                                                                --------------                -------------

Net borrowings (repayments) of debt                                     19,100                       (1,500)
Distributions to partners                                               (2,851)                      (2,851)
Credit facility issuance fees                                                -                         (839)
Other, net                                                                 748                            -
                                                                --------------                -------------
Net cash provided by (used in) financing activities                     16,997                       (5,190)
                                                                --------------                -------------

Net decrease in cash and cash equivalents                                 (450)                      (1,137)
Cash and cash equivalents at beginning of period                         2,078                        2,869
                                                                --------------                -------------
Cash and cash equivalents at end of period                      $        1,628                $       1,732
                                                                ==============                =============

                              Genesis Energy, L.P.
                                 Reconciliations


SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION RECONCILIATION TO
OPERATING INCOME FROM CONTINUING OPERATIONS


                                                              Three Months Ended           Three Months Ended
                                                                 June 30, 2005                June 30, 2004
                                                                 -------------                -------------
                                                                                (in thousands)

Segment margin excluding depreciation and amortization          $        5,015                $       5,062
General & administrative expenses                                        2,468                        2,022
Depreciation and amortization expense                                    1,568                        1,627
Gains from disposals of surplus assets                                     (27)                         (75)
                                                                --------------                -------------
    Operating income from continuing operations                 $        1,006                $       1,488
                                                                ==============                =============

                                                               Six Months Ended             Six Months Ended
                                                                 June 30, 2005                June 30, 2004
                                                                 -------------                -------------
                                                                                (in thousands)

Segment margin excluding depreciation and amortization          $        9,871                $       9,161
General & administrative expenses                                        3,326                        5,186
Depreciation and amortization expense                                    3,094                        3,174
Gains from disposals of surplus assets                                    (398)                         (75)
                                                                --------------                -------------
    Operating income from continuing operations                 $        3,849                $         876
                                                                ==============                =============


                GAAP to Non-GAAP Financial Measure Reconciliation


AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO NET
CASH PROVIDED BY OPERATING ACTIVITIES


                                                              Three Months Ended            Six Months Ended
                                                                 June 30, 2005                June 30, 2005
                                                                 -------------                -------------
                                                                                (in thousands)

Net cash flow provided by operating activities (GAAP measure)   $       (3,394)               $        (855)
Adjustments to reconcile net cash flow provided by operating activities to
      Available Cash before reserves:
    Maintenance capital expenditures                                      (200)                        (711)
    Proceeds from asset sales                                               41                        1,360
    Amortization of credit facility issuance costs                         (94)                        (187)
    Cash effects of stock appreciation rights plan                           -                          (50)
    Cash distribution for second quarter 2005 from T&P Syngas              313                          313
    Net effect of changes in operating accounts not
      included in calculation of Available Cash before
      reserves                                                           6,031                        6,028
                                                                --------------                -------------
Available Cash before reserves (non-GAAP measure)               $        2,697                $       5,898
                                                                ==============                =============

         Genesis believes that investors benefit from having access to the same financial measures being utilized by management.

         Segment margin forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment margin is operating income.

         We define segment margin as revenues less costs of sales and operating expenses, plus the adjustments for the effects of derivative instruments. This measure is exclusive of depreciation and amortization, general and administrative expenses, and any gains or losses on asset disposals. It also excludes the effects of minority interests and the cumulative effect of any accounting changes.

         Available Cash is a liquidity measure used by management to compare cash flows generated by the Partnership to the cash distribution paid to the limited partners and the general partner. This is an important financial measure to the public unitholders since it is an indicator of the Partnership's ability to provide a cash return on their investment. Specifically, this financial measure tells investors whether or not the Partnership is generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

                                      # # #